Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 13, 2026 relating to the consolidated financial statements of Dauch Corporation (formerly American Axle & Manufacturing Holdings, Inc.)  and the effectiveness of Dauch Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dauch Corporation for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

May 1, 2026